Exhibit 10.51
FORM OF COAL MINING LEASE/SUBLEASE/LEASE AND SUBLEASE
     This Coal Mining Lease/Sublease/Lease and Sublease (the “Lease”) is made and entered into as of February 9, 2011 (the “Effective Date”), by and among: (i) Western Diamond LLC, a Nevada limited liability company/Western Land Company, LLC, a Kentucky limited liability company, and Western Mineral Development, LLC, a Delaware limited liability company, as tenants in common (collectively, the “Lessor”), and (ii) Armstrong Coal Company, Inc., a Delaware corporation (the “Lessee”).
WITNESSETH:
     Whereas, Lessor owns the fee interests as indicated on Schedule A, attached hereto, in the real property indicated on Schedule A (the “Owned Property”) and/or the leasehold interests as indicated on Schedule B, attached hereto, in the real property indicated on Schedule B (the “Leased Property”), demised pursuant to the agreements identified in Schedule B (as such agreements may be supplemented, amended, restated, replaced, or modified from time to time, each such agreement an “Underlying Lease”), together with any greater estate therein as may now exist or hereafter may be acquired by Lessor (the Owned Property and the Leased Property are, collectively, the “Premises”); and
     Whereas, Lessor, desires to lease the Premises to Lessee, and Lessee desires to lease the same from Lessor, upon such terms and conditions as are set forth herein;
     Now Therefore, in consideration of One Dollar and the mutual covenants hereinafter contained, the parties hereto agree as follows:
     Subject to the terms hereof, Lessor does hereby lease unto Lessee the Premises and grant unto Lessee an exclusive license to enter upon the Surface Lands (as hereafter defined) for the purpose of mining all veins of coal on the Premises. It is agreed that Lessor hereby grants to Lessee, with respect to the Premises, to the extent the Lessor has the right to do so, all mining rights, privileges and immunities, of every nature and kind (including deep mining, strip mining, highwall mining and auger mining rights), coal-bed methane rights and the rights to extract all other minerals not covered by pre-existing rights currently held by Lessor or third parties, which are necessary, convenient or customary in connection with or in relation to the conduct of mining operations or the development, equipment or improvement of mines, or for the mining, extraction, removal or recovery of coal, including the right to disturb, cast, and pile all strata without regard to mineral content and for preparing and marketing coal; such rights, including, without limitation, to the extent permitted by applicable statutes and regulations and to the extent the Lessor has the right to grant the same, the right to install and maintain railroad, truck and river dock loading facilities, storage areas, railroad tracks and switches, pumping stations, pole lines and wires; to create gob piles (provided gob piles are maintained, stabilized, and removed or covered as governed by all existing and future laws); to dig ditches for the drainage of water; to lay pipe lines; to erect towers; to provide for the storage of materials and supplies; to construct and use roadways; to erect and use buildings, plants and structures of every kind; and, in general, and without limitation, to do any and all things incident to Lessee’s mining, processing, and marketing of coal produced from the Premises; and Lessee is empowered and authorized to exercise all of the aforesaid rights, privileges and immunities.
     Subject, however, to the following rights existing as of the Effective Date: oil and gas lease rights, public roads, public drainage ditches, easements for power lines, pipelines, railroads and rights-of-way, telephone lines, buried cables and all other easements and reservations.
     To Have and To Hold the same unto the Lessee, its successors and assigns, for and during the term herein set forth and upon the following terms and conditions:
ARTICLE 1
Term of Lease
     Section 1.1-Term. The term of this Lease (“Term”) shall commence on the Effective Date, and terminate on the tenth (10th) anniversary of the Effective Date; provided, that the Term shall automatically be extended for ten (10) one-year extension periods, and thereafter until such time as all of the minable and merchantable coal has been mined, unless Lessee delivers notice of non-renewal to Lessor prior to the end of the then-existing Term. Lessee shall be entitled to terminate this Lease upon ninety (90) days’ written notice to Lessor, in which case Lessee’s obligations, including any royalty payments, shall be limited to those incurred as of the date of such termination.
ARTICLE 2
Mining Operations and Surface Lands
     Section 2.1-Mining Operations. Lessee will conduct mining operations on the Premises and the Surface Lands in a reasonable and professional manner in accordance with standard practices employed in western Kentucky coalfields. Lessee shall conduct its mining operations in accordance with, and shall comply with, all state and local laws and the lawful rules, regulations and orders of any governmental authority in respect of such mining operations. Lessor grants to Lessee the right, at the cost and expense of Lessee, to do and perform, with respect to the Premises, whatever may be required to be performed by Lessee, or may be deemed by Lessee to be required or to be advisable, in order to comply with federal, state or local law or the lawful rules, regulations or orders or any governmental authority. Lessor further agrees to execute and deliver upon the request of Lessee any additional forms or documentation required by any governmental agency or bureau with regard to the prosecution of the mining operation.
     Section 2.2-Use of Surface Lands. Lessor shall retain in its possession the instruments of every nature and kind evidencing Lessor’s interest in and to the Premises and the Surface Lands and every part thereof; provided, however, that upon request by Lessee, Lessor shall make such records available to Lessee for use thereof by Lessee. Except as otherwise provided herein, Lessor shall retain possession of the surface rights related to the Premises (the “Surface Lands”), until the same shall be required by Lessee in connection with its mining operations hereunder, it being recognized by Lessee that the Surface Lands are now or may hereafter be used by Lessor for farming or other purposes. When and as often as Lessee shall first require any of the Surface Lands in connection with its mining operation, Lessee shall, not more than one hundred twenty (120) or less than ninety (90) days prior to January 1 of the year when such Surface Lands will be required by Lessee, give written notice to Lessor specifying such lands. At such time within said year as shall be mutually determined, but not before the expiration of one hundred twenty (120) days after the receipt by Lessor of such notice, Lessor shall deliver exclusive possession of said Surface Lands to Lessee. Notwithstanding the above, if circumstances warrant, Lessee shall have the right, upon giving Lessor forty (40) days’ written notice, to take possession of such Surface Lands in connection with its mining operations by paying Lessor or crop tenant for crop damage or soil preparation costs, as the case may be. Lessee may, upon taking possession thereof, remove and disturb such Surface Lands or any part thereof, except that Lessee shall, in its operations, prevent and avoid damage to existing oil wells and/or pipelines. Forthwith upon termination of the need by Lessee for any particular part of the said Surface Lands in connection with its mining operations hereunder, as determined by Lessee’s mining plans, Lessee shall surrender possession thereof to Lessor, subject to the provisions of Article 8, Lessee shall, prior to such surrender of possession, comply with all applicable statutes and regulations then in effect with respect to restoration of such Surface Lands. At Lessor’s request, and upon Lessee’s consent, such consent not to be unreasonably withheld, Lessee may surrender additional Surface Lands to Lessor that are not in Lessee’s mining plan or have been reclaimed by Lessee and reclamation bonds released. Thereafter, Lessee shall have no further obligations or rights with respect to such lands surrendered and the same shall be deemed to be no longer a part of the Surface Lands; provided, however, that nothing contained in this sentence shall derogate from or be construed to deny to Lessee, with respect to lands so surrendered, the rights granted herein. Lessor shall have the right to convey title to any part of lands so surrendered, subject, however, to the consent of Lessee, such consent not to be unreasonably withheld, in which case Lessee shall have no further rights to such lands and such lands shall no longer be part of this Lease. It is understood that Lessor shall make no use of any lands so surrendered which may adversely affect Lessee’s and/or any assignees’ or sublessees’ rights hereunder in meeting their obligations with regard to reclamation of such lands under applicable law.
     Section 2.3-Underlying Leases. Lessee hereby agrees to comply with the applicable terms and conditions of any Underlying Lease, which terms are hereby incorporated herein by reference.
ARTICLE 3
Royalties
     Section 3.1-Production Royalty Payments.

          (a) Payment for Coal Mined. For all coal mined and sold by Lessee from the Premises, Lessee shall pay to Lessor a Production Royalty Payment in an amount equal to seven percent (7%) of the Sales Price (as hereinafter defined) received by Lessee. In addition to the foregoing, Lessee shall pay any royalties due for coal leased (not owned in fee) by Lessor. The aforementioned payments shall be defined herein as the “Production Royalty Payments” for all purposes of this Lease.
          (b) Definition of Sales Price. The term Sales Price as used herein shall mean the per ton consideration actually charged Lessee for each 2,000 pounds of coal sold F.O.B. the mine after final preparation and loading without any deduction of preparation and loading costs, transportation costs, sales commissions or selling expenses, discounts, rebates, preparation charges or any other costs or charges whatsoever. In the case of any coal not sold at arm’s length, sold to an affiliate of Lessee, consumed by Lessee or sold for a consideration other than money, the per ton consideration for computing the Sales Price shall be the average sale price for coal of comparable quality under similar contracts, F.O.B. the mine at the time of shipment or consumption without any deduction of preparation and loading costs, transportation costs, sales commissions or selling expenses, discounts, rebates, preparation charges or any other costs or charges whatsoever.
          (c) Lessee to Keep Records. Lessee shall keep records of truck scale weights, or river barge dead weight surveys, or railroad car weights, whichever is applicable, together with accurate surveys and progress maps used in conjunction with accepted and recognized engineering methods which shall be taken as the basis for payment of Production Royalty Payments. Lessee shall keep a true and correct record of all coal mined, removed and sold from the Premises and shall permit Lessor or its agents, at all reasonable times, to inspect the records, and perform other practical and reasonable investigations to check the accuracy of the records of Lessee. Lessor, through its agents, may enter upon the Premises at any time for the purpose of verifying the quantity of coal removed therefrom.
          (d) Time, Place and Allocation of Payment of Production Royalty Payments. All Production Royalty Payments shall be paid by Lessee to Lessor on or before the 25th day of each calendar month on all coal mined and produced by Lessee from the Premises which was sold during the preceding calendar month and for which Lessee has received payment. All Production Royalty Payments shall be paid by check or by wire transfer if Lessor so instructs and payable to each of the entities constituting the “Lessor” in accordance with their respective undivided interest in the Premises. Each payment of Production Royalty Payments hereunder shall be accompanied by a statement from Lessee showing the number of tons of coal mined and sold during the preceding calendar month (showing separately coal produced by the strip, surface, auger or open-pit method of mining and coal produced by any other method of mining), the weighted average of the Sales Price and the computation of royalties payable on such coal so mined and sold during such calendar month. All payments due hereunder shall be mailed to Lessor at the address listed in this Lease, or as otherwise directed by Lessor.

ARTICLE 4
Default
     Section 4.1-Events of Default.
          (a) Defaults Under this Lease. Should Lessee fail to pay any installment of any royalty payment herein provided for when due, or should Lessee fail to observe or perform any other covenant on its part to be observed or performed under the terms of this Lease, Lessor shall have the right to give Lessee written notice specifying the particular default or defaults of which complaint is made and of its intention to declare a forfeiture of this Lease by reason of such default or defaults unless the same are rectified. If the default is the failure to pay to Lessor an installment of a royalty payment at the time provided for herein, Lessee shall have five (5) days from the date of receipt of such notice to correct such default. If the default is the failure of Lessee to observe or perform some other covenant of this Lease other than to pay royalty payments to Lessor, Lessee shall have thirty (30) days (if such default cannot be cured within thirty (30) days, Lessee shall have such additional reasonable time to cure such default, provided Lessee diligently takes action to cure such default within such thirty (30) day period) from the date of receipt of such notice to cure such default. In case of a dispute as to whether or not any such default exists, the time Lessee may cure such default, as aforesaid, shall not commence to run until after the dispute is resolved by arbitration.
          (b) Remedies Upon Default. If Lessee fails to remedy any such default or defaults within the time or times herein specified, then at the option of Lessor, all of Lessee’s rights under this Lease shall terminate, except as otherwise provided in Section 4.1(e), and Lessor shall have the right to re-enter and take possession of the Premises and the Surface Lands without obligation to assume any debt of Lessee; provided, however, that the termination of this Lease in any manner or for any cause whatever shall not relieve Lessee of its obligation for any royalty payment which may have accrued hereunder at the date of such termination; provided, further, that the remedy of termination in the event of default by Lessee as above authorized shall not be deemed or interpreted as the exclusive remedy available to Lessor, and Lessor may require and enforce performance by Lessee of each and every term and provision of this Lease incumbent upon the Lessee to be kept and performed, utilizing any available remedy therefor.
          (c) Arbitration. Any disagreement between Lessor and Lessee arising hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A panel of three arbitrators, knowledgeable with the coal industry in the western Kentucky area, shall be named, one to be selected by Lessee, one to be selected by Lessor, and one to be selected by the other two arbitrators. If the two arbitrators appointed by Lessor and Lessee cannot agree on the selection of the third neutral arbitrator selection of such arbitrator shall be made by the American Arbitration Association. The non-prevailing party shall be responsible for the reasonable expenses, fees and costs (including, without limitation, reasonable attorney’s fees) incurred by both Lessor and Lessee in such arbitration. If royalty payments are disputed, then those payments shall be placed by Lessee in an interest-bearing escrow account to be distributed in accordance with the decision of the arbitrators. With regard to any monetary sum or quantum measurement such as coal tonnages or reserves, the figures determined by each of the arbitrators shall be averaged and the determination which differs most from said average shall be excluded; the remaining two determinations shall then be averaged and such average shall be final and conclusive.
          (d) Rights of Lessee Upon Termination of Lease. Upon the termination of this Lease for any cause or in any manner, and upon completion of all reclamation as required by governing authorities and upon payment by Lessee to Lessor of all royalties due hereunder, Lessee shall have the right and obligation within a period of twelve (12) months from the date of such termination to remove all buildings, structures, machinery, equipment, tools, tracks, power lines and other property owned by Lessee from any portion of the Surface Lands then owned by Lessor; provided, however, that if the propriety of such termination shall be a matter of disagreement or dispute between Lessor and Lessee, then such twelve (12) months’ period shall not commence to run until, after the dispute is resolved. Provided, further, that if Lessee, notwithstanding the exercise of reasonable diligence, is prevented by causes beyond the control, and without the fault or negligence, of Lessee from removing said property of Lessee within such twelve (12) months’ period, Lessee shall have, in addition to said twelve (12) months, a period of time equal to the period of time during which Lessee was so prevented from removing such property.
ARTICLE 5
Representations and Warranties
     Section 5.1-Due Authority of Lessor and Quiet Enjoyment. Lessor covenants and warrants that it has full power and authority to grant, lease, and let the Premises and the license to the Surface Lands as hereinabove and hereinafter set forth. Lessor, for itself and its successors and assigns, covenants that Lessee shall, against all and every person or persons lawfully claiming the whole or any part of the Premises or the Surface Lands by, through, or under Lessor, have and quietly possess and enjoy the Premises and the Surface Lands throughout the term of this Lease, so long as Lessee shall not be in default in the performance of any covenant of this Lease incumbent upon it to be kept and performed. In the event of any such asserted claim which may affect or impair the quiet possession of any part of the Premises or the Surface Lands by Lessee, notice in writing thereof shall be promptly delivered to Lessor, and Lessor shall be privileged to contest any such claim at its expense; and in such event Lessee shall cooperate with Lessor to remedy the situation, with respect to the part of the Premises or the Surface Lands as to which such claim has been asserted until such claim is settled, which Lessor agrees shall be done promptly if same can be done on a reasonable basis. Lessor shall not enter into any agreement(s) with third parties that may interfere with the mining operation or create any obligation or responsibility on Lessee’s part unless agreed to in writing by Lessee.

     Section 5.2-Eminent Domain or Condemnation Proceedings. Lessor covenants that there are no eminent domain, zoning or condemnation proceedings pending or threatened against or related to the Surface Lands or any portion thereof.
     Section 5.3-Litigation. Lessor represents and warrants that there is no claim, legal action, suit, proceeding, arbitration, dispute, governmental investigation or administrative proceeding, nor any order, decree, or judgment, pending or in effect, or, to Lessor’s knowledge, threatened, against or affecting (i) the Premises and/or the Surface Lands, (ii) the ability of Lessor to execute this Lease, or (iii) the accuracy and completeness of any representation and warranty of Lessor made herein.
     Section 5.4-Third Party Claims. Lessor represents and warrants that neither Lessor nor the Premises and/or the Surface Lands are bound by any contract, agreement, lease, license or subject to any encumbrance of any kind or nature, to which Lessor or its predecessors were a party thereto, and that would in any manner restrict, limit or affect Lessee’s ability to mine and operate the Premises and/or the Surface Lands as Lessee would choose, free of any obligation to or claim of any person or organization associated with, arising out of or in connection with any such contract, agreement, lease, license or encumbrance of Lessor or of any affiliate thereof, or of any predecessor in title in interest to the Premises and/or the Surface Lands, including any agreement applicable to any of its employees.
ARTICLE 6
Indemnification
     Section 6.1-Indemnification of Lessor. Lessee shall, at its own cost and expense, pay all wages, workmen’s compensation claims, claims for material, equipment and supplies contracted for by the Lessee in connection with the conduct of its operations hereunder, and shall indemnify and hold, Lessor and its assigns harmless of, from and against, any and all claims damages, demands, expenses, fines, liabilities and taxes (of any character or nature whatsoever, regardless of by whom imposed), and losses of every conceivable kind, character and nature whatsoever (including, but not limited to, claims for losses or damages to any property or injury to or death of any person) asserted by or on behalf of any person arising out of, resulting from or in any way connected with Lessee’s presence on or mining of the coal on the Premises or the Surface Lands. Lessee also covenants and agrees, at its expense, to pay, and to indemnify and save Lessor and its assigns harmless of, from and against, all costs, reasonable attorneys’ fees, expenses and liabilities incurred in any action or proceeding brought by reason of any such claim or demand.
ARTICLE 7
Taxes
     Section 7.1-Payment of Taxes. Lessee shall pay or cause to be paid the real estate taxes levied on the Premises and the Surface Lands and shall pay all severance taxes or other taxes based upon production of coal mined from the Premises.

ARTICLE 8
Reclamation of Surface Lands
     Section 8.1-Reclamation of Surface Lands by Lessee. Once mining commences on the Surface Lands, Lessee will reclaim the Surface Lands in accordance with all existing applicable federal, state and local laws. In this connection, it will, among other things, fill in or cover all cuts, pits and adits or establish water impoundments, restore the mined out areas to an acceptable contour, replant such areas and dispose of all toxic and acid-bearing substances in accordance with all applicable laws and regulations in order to ensure that the Surface Lands will not constitute an unreasonable hazard. Lessor shall have the right, but not the obligation, to inspect all land restoration and revegitation of the Surface Lands and the disposal of toxic substances on the Surface Lands to see that Lessee has complied with all existing applicable federal, state and local laws before Lessee requests releases from any federal, state or county bonding requirements in connection with the above. Lessee shall have no obligation to dispose of foreign or toxic substances of Lessor or others without the written agreement of Lessee. Lessee shall have the right to make re-entry onto the Surface Lands with machinery and equipment from time to time after the formal termination of the term hereof for the purpose of compliance with any federal, state or local government requirements.
ARTICLE 9
General
     Section 9.1-Remedies, Etc., Cumulative. Each right, power and remedy of Lessor or Lessee provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise or the failure to exercise by Lessor or Lessee of any one or more of the rights, powers or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor or Lessee of any or all rights, powers or remedies.
     Section 9.2-Notices. All notices and other communications with respect to this Lease shall be in writing and shall be deemed effectively given when delivered personally or seventy-two (72) hours after mailing by certified mail, postage prepaid, to the following addresses of the parties:
If to Lessor:
Western Diamond LLC/Western Land Company, LLC
Western Mineral Development, LLC
7733 Forsyth Blvd., Suite 1625
St. Louis, MO 63105
Attn: J. Hord Armstrong, III
Facsimile: (314) 721-8211

If to Lessee:
Armstrong Coal Company, Inc.
7733 Forsyth Blvd., Suite 1625
St. Louis, MO 63105
Attn: J. Hord Armstrong, III
Facsimile: (314) 721-8211
Each party may change its address by giving written notice of such change to the other party.
     Section 9.3-Binding Effect of Lease, Subleasing. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of this Lease or sublease of the Premises may be made by Lessee other than to an affiliate of Lessee, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned.
     Section 9.4-Entire Agreement. This Lease constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding upon the parties hereto unless in writing and signed by Lessor and Lessee.
     Section 9.5-Governing Law and Section Headings. This Lease shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky. The titles of the Articles and Sections in this Lease have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.
     Section 9.6-Force Majeure. If because of Force Majeure either party hereto is unable to carry out any of its obligations under this Lease (other than obligations of either party to pay money due), and if such party promptly gives to the other party hereto written notice of such Force Majeure, then the obligations of the party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided the effect of such Force Majeure is eliminated in so far as possible with all reasonable dispatch. The term “Force Majeure” as used herein shall mean any unforeseeable causes beyond the control and without fault or negligence of the party affected thereby, such as acts of God, acts of the public enemy, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, floods, breakdowns of or damage to plants, equipment or facilities, interruptions to transportation, river freeze-ups, embargoes, legislation causing loss of markets, orders or acts of civil or military authority, or other like or unlike causes which wholly or partly prevent the mining, loading or delivering of the coal by Lessee.

     Section 9.7-Recording of Short Form. Lessor and Lessee agree to record a short form of this Lease in the Office of the _____ County Clerk.
     Section 9.8-Oil and Gas. In connection with the mining of any coal on properties where Lessor owns the coal rights and on which there exist any abandoned and/or active oil and gas wells, if Lessor and Lessee mutually agree that it is economically beneficial to mine through any such wells, then Lessor and Lessee agree that each will pay (i) one half of the costs of plugging any abandoned oil or gas wells, and (ii) one half of the costs of plugging, re-drilling and restoring production (including piping relocation) in the case of any active oil and gas wells.
[Signature pages follow]

     In Witness Whereof, the parties hereto have each caused this Lease to be executed by one of its duly authorized officers as of the date first above written.

Western Mineral Development, LLC

By:
`	Martin D. Wilson, Manager

Western Diamond LLC /Western Land
Company, LLC

By:
Martin D. Wilson, Manager

Armstrong Coal Company, Inc.

By:
Martin D. Wilson, President

Summary of Leases
and Lease Terminations
February 9, 2011
Parties

Armstrong Coal Company, Inc.	(“Armstrong Coal”)
Western Diamond LLC	(“Western Diamond”)
Western Land Company, LLC	(“Western Land”)
Western Mineral Development, LLC	(“WMD”)
Armstrong Coal Reserves, Inc.	(“Armstrong Reserves”)
Armstrong Resources, LLC (f/k/a Honeywood Resources, LLC)	(“Armstrong Resources”)
Ceralvo Holdings, LLC	(“Ceralvo Holdings”)
Ceralvo Resources, LLC	(“Ceralvo Resources”)
Armstrong Mining, Inc. (f/k/a Honeywood Mining, Inc.)	(“Armstrong Mining”)
I.	Muhlenberg
          A. Jacob’s Creek — Sunnyside (part) — Hillside — Cypress Creek — Nelson Creek
1.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
2.	Coal Mining Lease among Western Diamond, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 551, Page 523 in the Office of the Clerk of Muhlenberg County, Kentucky).
          B. Nelson Creek (part) — Sunnyside (part)
3.	Coal Mining Sublease among Western Diamond, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 551, Page 565 in the Office of the Clerk of Muhlenberg County, Kentucky).
          C. Parkway (part)

4.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
5.	Coal Mining Lease and Sublease among Western Land, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 551, Page 607 in the Office of the Clerk of Muhlenberg County, Kentucky).
          D. Vogue (part) — Game Preserve — Paradise #9
6.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
7.	Coal Mining Lease and Sublease among Western Land, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 551, Page 679 in the Office of the Clerk of Muhlenberg County, Kentucky).
II.	Ohio County
          A. Rockport (part)
1.	Coal Mining Lease between Western Diamond and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 387, Page 788 in the Office of the Clerk of Ohio County, Kentucky).
          B. Fish & Wildlife
2.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Resources and Armstrong Mining, dated February 9, 2011.
3.	Coal Mining Lease among Western Diamond, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 23 in the Office of the Clerk of Ohio County, Kentucky).
          C. McHenry Railroad Spur (and Misc. Church Property)
4.	Termination of unrecorded Coal Mining Sublease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
5.	Coal Mining Lease among Western Diamond, Western Land and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 50 in the Office of the Clerk of Ohio County, Kentucky).
          D. Terteling — Highview

6.	Coal Mining Lease and Sublease between Western Diamond and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 61 in the Office of the Clerk of Ohio County, Kentucky).
          E. Rockport (part) — Lewis Creek (part)
7.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Resources and Armstrong Mining, dated February 9, 2011.
8.	Coal Mining Lease among Western Diamond, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 99 in the Office of the Clerk of Ohio County, Kentucky).
F. West Fork — Midway (part) — Ben’s Lick — Central Grove — McHenry — Rockport (part) — Ken Wye
9.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
10.	Coal Mining Lease among Western Land, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 183 in the Office of the Clerk of Ohio County, Kentucky).
          G. Warden (part)
11.	Coal Mining Sublease between Ceralvo Holdings and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 254 in the Office of the Clerk of Ohio County, Kentucky).
          I. Armstrong Dock
12.	Coal Mining Lease between Western Land and Armstrong Coal, dated January 1, 2007 (short form is of record in Deed Book 388, Page 270 in the Office of the Clerk of Ohio County, Kentucky).
J. Big Run — East Fork (Kronos Warden) — Lewis Creek — Midway (part)
13.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
14.	Coal Mining Lease among Western Diamond, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 345 in the Office of the Clerk of Ohio County, Kentucky).

          K. Centertown
15.	Coal Mining Lease between Western Land and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 408 in the Office of the Clerk of Ohio County, Kentucky).
          L. Elk Creek
16.	Coal Mining Lease and Sublease between Ceralvo Holdings and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 421 in the Office of the Clerk of Ohio County, Kentucky).
          M. Equality Boot
17.	Termination of unrecorded Coal Mining Sub-Lease between Armstrong Reserves and Armstrong Coal, dated February 9, 2011.
18.	Coal Mining Lease and Sublease among Western Land, WMD and Armstrong Coal, dated February 9, 2011 (short form is of record in Deed Book 388, Page 496 in the Office of the Clerk of Ohio County, Kentucky).